Exhibit 4.1

INVESTMENT FORM AND SUBSCRIPTION AGREEMENT

FUTURE OF HOUSING FUND, INC.

Investment Form
FUTURE OF HOUSING FUND, INC.

1.	Investment	Date _________________

US $1,000 minimum at $10 per share of Common Stock	$ ***

*** The amount of the Investment cannot exceed 10% of the greater of an Investor’s:

(1)	Annual income or net worth if a natural person (with annual income and net worth determined as provided in Section 9 “INVESTOR REPRESENTATION AND WARRANTY” below; or

(2)	Revenue or net assets for such Investor’s most recently completed fiscal year end if a non-natural person.

2.	Investment Type (Check One Box Only)

☐ Individual	☐ Pension Plan [2]	☐ Traditional IRA
☐ Joint Tenants [1]	☐ Profit Sharing Plan [2]	☐ Simple IRA
☐ Tenants in Common [1]	☐ KEOGH Plan [2]	☐ SEP IRA
☐ Community Property [1]	☐ Other [2]	☐ ROTH IRA
☐ Trust [2]	☐ Corporation [2]	☐ Partnership/LLC
☐ Solo 401K

3.	Investor Information

Investor 1 Name

US Tax ID#	Date of Birth
Profession/Occupation	Street Address
City	State
Phone	Email
Alternative Street Address	Note: You will receive investor communications electronically via email
Alternative City	Alt. State

1 All parties must sign.

2 Please attach pages of Trust/Plan document (or corporate/entity resolution) which lists the name of Trust/Plan/Entity, Trustees/officers or authorized signatories, signatures and date.

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☐	I wish to receive written communications sent to my mailing address

☐	US Citizen	☐	Foreign citizen, Country

☐	US Citizen residing outside the US	☐	Check here if you are subject to backup withholding

Investor 2 Name
US Tax ID#		Date of Birth
Profession/Occupation		Street Address
City	State		Zip Code

4.	Account Title

Please print names in which shares of Common Stock are to be registered. Include trust/entity name if applicable. If IRA or qualified plan, include both custodian and investor names and IRA account number. If the same as in Section 3, please write “SAME”.

Title Line 1

Title Line 2

US Tax ID#	Secondary US Tax ID#

5.	Custodian/Trustee/Entity Information

CUSTODIAN/ TRUSTEE/ENTITY

Name

Address

Phone	Email

CUSTODIAN/TRUSTEE/ENTITY

Tax Identification Number

Investor’s	Account	Number	with
CUSTODIAN/TRUSTEE/ENTITY

For Custodian Accounts, such as IRAs and other qualified plans, a completed copy of this investment form should be sent directly to the Custodian who will then forward the necessary documentation and payment to Future Of Housing Fund, Inc.

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6.	Distribution Reinvestment Program – Optional

YOU WILL AUTOMATICALLY PARTICIPATE IN OUR DISTRIBUTION REINVESTMENT PLAN UNLESS YOU OPT OUT BY CHECKING THE BOX BELOW.

☐	I DO NOT wish to participate in the REIT’s Distribution Reinvestment Program as described in the Offering Circular.

If you do not wish to reinvest your distributions, please provide the following information:

Account Number

Routing Number

NOTE: To receive cash distributions, bank account details are required. If left blank, dividends will be reinvested to purchase additional shares.

7.	TRANSFER ON DEATH DESIGNATION

TRANSFER ON DEATH FORM (TOD)

This form is NOT VALID for Trust or IRA accounts.

Both pages of this form must accompany the subscription agreement.

We are headquartered in California, and thus, a Transfer on Death (“TOD”) designation pursuant to this form and all rights related thereto shall be governed by the laws of the State of California.

PLEASE REVIEW THE FOLLOWING IN ITS ENTIRETY BEFORE COMPLETING THE TRANSFER ON DEATH FORM:

1.            Eligible accounts: Individual accounts and joint accounts with rights of survivorship are eligible. A TOD designation will not be accepted from residents of Louisiana or Texas.

2.            Designation of beneficiaries: The account owner may designate one or more beneficiaries of the TOD account. Beneficiaries are not “account owners” as the term is used herein.

3.            Primary and contingent beneficiaries: The account owner may designate primary and contingent beneficiaries of the TOD account. Primary beneficiaries are the first in line to receive the account upon the death of the account owner. Contingent beneficiaries, if any are designated, receive the account upon the death of the account owner if, and only if, there are no surviving primary beneficiaries.

4.            Minors as beneficiaries: Minors may be beneficiaries of a TOD account only if a custodian, trustee, or guardian is set forth for the minor on the transfer on death form. By not providing a custodian, trustee, or guardian, the account owner is representing that all of the named beneficiaries are not minors.

5.            Status of beneficiaries: Beneficiaries have no rights to the account until the death of the account owner or last surviving joint owner.

6.            Joint owners: If more than one person is the owner of an account registered or to be registered TOD, the joint owners of the account must own the account as joint tenants with rights of survivorship.

7.            Transfer to designated beneficiaries upon the owner’s death:

a.	Percentage designation: Unless the account owner designates otherwise by providing a percentage for each beneficiary on the Transfer on Death Form, all surviving beneficiaries will receive equal portions of the account upon the death of the account owner.

b.	Form of ownership: Multiple beneficiaries will be treated as tenants in common unless the account owner expressly indicates otherwise.

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c.	Predeceasing beneficiaries: If the account owner wishes to have the account pass to the children of the designated beneficiaries if the designated beneficiaries predecease the account owner, the account owner must check the box labeled Lineal Descendants per Stirpes (“LDPS”) in Section B of this form. If the box is not checked, the children of beneficiaries who die before you will not receive a portion of your account. If the account is registered LDPS and has contingent beneficiaries, LDPS takes precedence. If a TOD account with multiple beneficiaries is registered LDPS, the LDPS registration must apply to all beneficiaries. If the account is not registered LDPS, a beneficiary must survive the account owner to take the account or his or her part of the account. In the case of multiple beneficiaries, if one of the beneficiaries does not survive the account owner, the deceased beneficiary’s share of the account will be divided equally among the remaining beneficiaries upon the death of the account owner. If no beneficiary survives the account owner, the account will be treated as part of the estate of the account owner.

d.	Notice of dispute: Should we or any transfer agent to whom we delegate these responsibilities receive written notice of a dispute over the disposition of a TOD account, re-registration of the account to the beneficiaries may be delayed.

8.            Revocation or changes: An account owner or all joint owners may revoke or change a beneficiary designation. The Change of Transfer on Death (TOD) Form is available for this purpose on the Company’s website www.elevate.money or from your registered representative.

9.            Controlling terms: The language as set forth in the TOD account registration shall control at all times. Unless we or the transfer agent to whom we delegate these responsibilities is expressly instructed by the account owner to change the status of the account or the beneficiary designation prior to the account owner’s death, the person or persons set forth as the beneficiaries of the account shall remain the beneficiaries of the account, and events subsequent to the registration of the account as a TOD account shall not change either the rights of the persons designated as beneficiaries or the status of the account as a TOD account.

a.	Divorce: If the account owner designated his or her spouse as a TOD beneficiary of the account, and subsequently the account owner and the beneficiary are divorced, the fact of the divorce will not automatically revoke the beneficiary designation. If the account owner wishes to revoke the beneficiary designation, the account owner must notify Future of Housing Fund, Inc. of the desired change in writing as specified in paragraph 8 above.

b.	Will or other testamentary document: The beneficiary designation may not be revoked by the account owner by the provisions of a will or a codicil to a will.

c.	Dividends, interest, capital gains, and other distributions after the account owner’s death:

(i)	Accruals to the account which occur after the death of the account owner or last surviving joint owner, and are still in the account when it is re-registered to the beneficiaries, stay with the account and pass to the beneficiaries.

(ii)	Where the account has been coded for cash distributions, and such distributions have actually been paid out prior to notice to us or the transfer agent to whom we delegate these responsibilities of the death of the account owner, such distributions are deemed to be the property of the estate of the original account owner and do not pass with the account to the designated beneficiaries.

10.	TOD registrations may not be made irrevocable.

A — STOCKHOLDER INFORMATION

Name of stockholder(s) exactly as indicated on subscription agreement:

Stockholder Name	Mr.	Mrs.	Ms.	First	Middle	Last
	☐	☐	☐

Co-stockholder Name	Mr.	Mrs.	Ms.	First	Middle	Last
(if applicable)	☐	☐	☐

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Social Security Number(s) of Stockholder(s)

Daytime Telephone	Stockholder	Co-Stockholder

(Not accepted from residents of Louisiana or Texas)

11.	INVESTOR REPRESENTATION AND WARRANTY

By signing below, Investor hereby represents and warrants that the Investment amount set forth in Section 1 above is no more than ten percent (10%) of the greater of Investor’s:

(1)	Annual income or net worth if Investor is a natural person, with annual income and net worth of Investor having been determined without including the following:

(A)	Investor’s primary residence asset value;

(B)	Indebtedness that is secured by Investor’s primary residence, up to the estimated fair market value of the primary residence as of the date set forth in Section 1 above, (except that if the amount of such indebtedness outstanding exceeds the amount outstanding 60 days prior, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and

(C)	Indebtedness that is secured by Investor’s primary residence in excess of the estimated fair market value of the primary residence as of the date set forth in Section 1 above shall be included as a liability;

(2)	Revenue or net assets for Investor’s most recently completed fiscal year end if Investor is a non-natural person.

Signature(s):

Investor—Natural Person	Investor—Non-Natural Person
INVESTOR NAME:_______________________

By:
Print Name:	Print Name:
Title:

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SUBSCRIPTION AGREEMENT

This Subscription Agreement (the “Agreement”) applies to the initial and each subsequent investment in Future of Housing Fund, Inc. (the “Company”) and is made and entered into by and between the undersigned (the “Subscriber”) and the Company. Subject to the terms and conditions provided herein, and to the terms of the other “Subscriber Agreements,” as defined below, the Subscriber wishes to irrevocably subscribe for and purchase (subject to acceptance of such subscription by the Company) certain shares of common stock (the “Shares”) offered pursuant to that certain Offering Circular of the Company in effect as of the date hereof (the “Offering Circular”). Defined terms used herein and not defined shall have the meaning set forth in the other Subscriber Agreements.

A.	Elevate Money, Inc. is the advisor to the Company (the “Advisor”).

B.	The offering of Shares is described in the Offering Circular that is available through the online website platform www.elevate.money (the “Site”), which is owned and operated by Elevate Money, Inc., as well as on the Securities and Exchange Commission’s (“SEC”) EDGAR website www.sec.gov. It is the responsibility of the Subscriber to read the Offering Circular and all other “Investment Information” defined below. While these documents are subject to change, the Company advises the Subscriber to print and retain a copy of these documents for the Subscriber’s records. By signing this Agreement electronically, Subscriber agrees to be bound by the terms of the Subscriber Agreements, as defined below, with respect to Subscriber’s investment in the Company, and Subscriber agrees that by signing this Agreement electronically, Subscriber is also deemed to have signed each of the remaining Subscriber Agreements agrees to transact business with the Company and to receive communications relating to the Shares electronically.

C.	The Subscriber hereby represents that he, she or it is: (i) a United States citizen or resident or a corporation, partnership, limited liability company, trust, or equivalent legal entity organized under the laws of any state of the United States; and (ii) is a “qualified purchaser,” as that term is defined under Regulation A under the Securities Act because the aggregate purchase price to be paid by the Subscriber for the Shares is no more than ten percent (10%) of the greater of the Subscriber’s:

(1)	Annual income or net worth if the Subscriber is a natural person (with annual income and net worth for such natural person determined as provided in Rule 501 (§ 230.501) of the Securities Act); or

(2)	Revenue or net assets for the Subscriber’s most recently completed fiscal year end if the Subscriber is a non-natural person.

D.	The Subscriber hereby agrees that each time the Subscriber invests assets in the Company, the Subscriber will be deemed to have entered into this Agreement, with such amendments as may have been adopted through such date, and will be deemed to have made each representation, warranty and covenant contained in this Agreement. The Subscriber agrees the Subscriber is responsible for reviewing the most recent version of the Agreement, as will be available on the page of the Site detailing the investment opportunity in the Company, prior to each investment the Subscriber makes in the Company.

E.	Notwithstanding anything in the Agreement to the contrary, Subscribers’ funds will remain at the Subscribers’ bank/financial institution and Subscribers will not be admitted as stockholders until the Advisor has approved their investments in the Company. Funds will be drawn by us using an ACH electronic fund transfer through the Automated Clearing House network only after our Advisor has verified that an investor meets the applicable investment requirements, as set forth in the Offering Circular.

F.	Except as the context otherwise requires, any reference in this Agreement to:

1.	“Investment Information” shall mean collectively the Subscriber Agreements, including the Offering Circular.

2.	“Elevate Money Parties” shall means the Company, its Advisor, and any of their affiliates, and each of their respective directors, managers, officers, stockholders, members, employees or agents, and “Elevate Money Party” means any one of the foregoing.

3.	“Subscriber” shall mean the natural person (whether individually or jointly with another person) or non-natural person entity subscribing for an investment in the Company and that has agreed to invest in the Company.

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4.	“Subscriber Agreements” shall mean collectively:

a.	The Articles of Incorporation and Bylaws of the Company;

b.	The Offering Circular;

c.	The questions and responses provided by the Subscriber in the course of completing the “invest flow” process, including without limitation the account information questionnaire, on the Site (the “Investor Questionnaire”); and This Agreement, which sets forth the terms governing an investment in the Company, and sets forth certain representations made in connection with an investment in the Company.

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SUBSCRIBER’S REPRESENTATIONS, WARRANTIES AND COVENANTS

1.	Subscription for and Purchase of the Shares.

1.1	Subject to the express terms and conditions of this Agreement, the Subscriber hereby irrevocably subscribes for and agrees to purchase the Shares (the “Purchase”) in the amount of the purchase price (the “Purchase Price”) set forth in the Investor Questionnaire.

1.2	The Subscriber must initially purchase at least the minimum number of Shares established by the Company pursuant to the process specified in the Offering Circular. If the Subscriber has satisfied the applicable minimum purchase requirement, any additional purchase must be in amounts of at least $10 (or the then current net asset value of the Company’s Shares).

1.3	Once a Subscriber makes a commitment to purchase Shares, the commitment is irrevocable until the Shares are issued, the Purchase is rejected by the Advisor, or the Advisor otherwise determines not to consummate the transaction.

1.4	The Company or the Advisor, acting on behalf of the Company, has the right to reject this Agreement in whole or in part for any reason. Once the Agreement is accepted by the Advisor, the Subscriber may not cancel, terminate or revoke this Agreement, which, in the case of an individual, shall survive his death or disability and shall be binding upon the Subscriber, his heirs, trustees, beneficiaries, executors, personal or legal administrators or representatives, successors, transferees and assigns.

1.5	The Subscriber understands that the Purchase Price is payable upon the Advisor’s acceptance of this Agreement.

1.6	If this Agreement is accepted by the Company, the Subscriber agrees to comply fully with the terms of the Subscriber Agreements. The Subscriber further agrees to execute any other necessary documents or instruments in connection with this subscription and the Subscriber’s purchase of the Shares.

1.7	If this Agreement is accepted by the Company, the Subscriber hereby authorizes the Advisor to withdraw the Subscriber’s funds from the Subscriber’s account at the institution provided by the Subscriber on the Investor Questionnaire using an electronic fund transfer through the Automated Clearing House.

1.8	If, after the Agreement is accepted by the Company, the execution of the Purchase fails for any reason, including but not limited to failure with an Automated Clearing House electronic funds transfer from the Subscriber’s bank account listed on the Investor Questionnaire, the Company has the right to require the Subscriber to provide the Advisor an amount of funds equal to the Purchase Price.

1.9	In the event that this Agreement is rejected in full or the offering is terminated, any payment made by the Subscriber to the Company for the Shares will be refunded to the Subscriber without interest and without deduction, and all of the obligations of the Subscriber hereunder shall terminate. To the extent that this Agreement is rejected in part, the Advisor shall refund to the Subscriber any payment made by the Subscriber to the Company with respect to the rejected portion of this subscription without interest and without deduction, and all of the obligations of Subscriber hereunder shall remain in full force and effect except for those obligations with respect to the rejected portion of this subscription, which shall terminate.

1.10	In the event that Subscriber is making a subsequent investment in the Company, Subscriber hereby represents and warrants that any information previously provided on Subscriber’s most recently submitted Investor Questionnaire remains accurate and complete and agrees to update the Advisor in the event that any information requested on the Investor Questionnaire becomes inaccurate or incomplete.

1.11	The Subscriber and the Company understand and agree that the Shares subscribed for hereunder have been duly authorized by the Company and, upon issuance and delivery against payment therefor in accordance with the Operating Agreement and this Agreement, such Shares will be validly issued, fully paid and nonassessable.

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2.	Subscriber’s Review of Information and Investment Decision.

2.1	The Subscriber acknowledges and understands that it is solely the Subscriber’s responsibility to read the Investment Information and make a determination to invest in the Company. The Subscriber and/or the Subscriber’s advisers, who are not affiliated with and not compensated directly or indirectly by any of the Elevate Money Parties, have such knowledge and experience in business and financial matters as will enable them to utilize the information which they have received in connection with the Company and its business to evaluate the merits and risks of an investment, to make an informed investment decision and to protect Subscriber’s own interests in connection with the Purchase.

2.2	The Subscriber is subscribing for and purchasing the Shares without being furnished any offering literature other than the Investment Information, and is making this investment decision solely in reliance upon the information contained in the Investment Information and upon any investigation made by the Subscriber or Subscriber’s advisers, but not on any recommendation to invest in the Company by any Elevate Money Party.

2.3	The Subscriber’s investment in the Company is consistent with the investment purposes, objectives and cash flow requirements of the Subscriber.

2.4	The Subscriber understands that the Shares being purchased are a speculative investment that involves a substantial degree of risk of loss of the Subscriber’s entire investment in the Shares, and the Subscriber understands and is fully cognizant of the risk factors related to the purchase of the Shares. The Subscriber has read, reviewed and understood the risk factors set forth in the Offering Circular.

2.5	The Subscriber understands that any forecasts or predictions as to the Company’s performance are based on estimates, assumptions and forecasts that the Advisor believes to be reasonable but that may prove to be materially incorrect, and no assurance is given that actual results will correspond with the results contemplated by the various forecasts.

2.6	At no time has it been expressly or implicitly represented, guaranteed or warranted to the Subscriber by the Advisor, any other Elevate Money Party, or any other person that:

2.6.1	a percentage of profit and/or amount or type of gain or other consideration will be realized as a result of this investment; or

2.6.2	the past performance or experience of any other investment sponsored by any Elevate Money Party in any way indicates the predictable or probable results of the ownership of the Shares or the overall venture.

2.7	The Subscriber represents and agrees that none of the Elevate Money Parties have recommended or suggested an investment in the Company to the Subscriber.

3.	Subscriber’s Representations Related to an Investment in the Company.

3.1	The Subscriber, if an entity, is, and shall at all times while it holds Shares remain, duly organized, validly existing and in good standing under the laws of the state or other jurisdiction of the United States of America of its incorporation or organization, having full power and authority to own its properties and to carry on its business as conducted. The Subscriber, if a natural person, is eighteen years of age or older, competent to enter into a contractual obligation, and a citizen or resident of the United States of America. The principal place of business or principal residence of the Subscriber is as shown in the Investor Questionnaire.

3.2	The Subscriber has the requisite power and authority to deliver this Agreement, perform his, her or its obligations set forth herein, and consummate the transactions contemplated hereby. The Subscriber has duly executed and delivered this Agreement and has obtained the necessary authorization to execute and deliver this Agreement and to perform his, her or its obligations herein and to consummate the transactions contemplated hereby. This Agreement, assuming the due execution and delivery hereof by the Advisor, is a legal, valid and binding obligation of the Subscriber enforceable against the Subscriber in accordance with its terms.

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3.3	The Subscriber is subscribing for and purchasing the Shares solely for the Subscriber’s own account, for investment purposes only, and not with a view toward or in connection with resale, distribution (other than to its stockholders or members, if any), subdivision or fractionalization thereof. The Subscriber has no agreement or other arrangement, formal or informal, with any person or entity to sell, transfer or pledge any part of the Shares, or which would guarantee the Subscriber any profit, or insure against any loss with respect to the Shares, and the Subscriber has no plans to enter into any such agreement or arrangement.

3.4	The Subscriber represents and warrants that the execution and delivery of this Agreement, the consummation of the transactions contemplated thereby and hereby and the performance of the obligations thereunder and hereunder will not conflict with or result in any violation of or default under any provision of any other agreement or instrument to which the Subscriber is a party or any license, permit, franchise, judgment, order, writ or decree, or any statute, rule or regulation, applicable to the Subscriber. The Subscriber confirms that the consummation of the transactions envisioned herein, including, but not limited to, the Subscriber’s Purchase, will not violate any foreign law and that such transactions are lawful in the Subscriber’s country of citizenship and residence.

3.5	The Subscriber is able to bear the economic risk of this investment and, without limiting the generality of the foregoing, is able to hold this investment for an indefinite period of time. The Subscriber has adequate means to provide for the Subscriber’s current needs and personal contingencies and has a sufficient net worth to sustain the loss of the Subscriber’s entire investment in the Company.

3.6	*Neither (i) the Subscriber, (ii) any of its directors, executive officers, other officers that may serve as director or officer of any company in which it invests, general partners or managing partners, nor (iii) any beneficial owner of the Company’s voting equity securities (in accordance with Rule 506(d) of the Securities Act) held by the Subscriber is subject to any Disqualifying Event except for Disqualifying Events covered by Rule 506(d)(2)(ii) or (iii) or (d)(3) under the Securities Act and disclosed reasonably in advance of the Purchase in writing in reasonable detail to the Company.

* For the purposes of this Section 3.6 “Disqualifying Event” means the following:

a.	within the past ten years, conviction of a felony or misdemeanor (i) in connection with the purchase or sale of any security; (ii) involving the making of any false filing with the SEC or (iii) arising out of the conduct of the business of being an underwriter, broker, dealer, municipal securities dealer, investment advisor or paid solicitor of purchasers of securities;

b.	was the subject to an order, judgment or decree of any court of competent jurisdiction, entered within the prior five years, that restrains or enjoins the Subscriber from engaging or continuing to engage in any conduct or practice (i) in connection with the purchase or sale of any security; (ii) involving the making of any false filings with the SEC; or (iii) arising out of the conduct of the business of being an underwriter, broker, dealer, municipal securities dealer, investment advisor or paid solicitor of purchasers of securities;

c.	the subject of a final order of a state securities commission (or an agency or officer of a state performing like functions); a state authority that supervises or examines banks, savings associations, or credit unions; a state insurance commission (or an agency or officer of a state performing like functions); an appropriate federal banking agency; the U.S. Commodity Futures Trading Commission; or the National Credit Union Administration that (i) bars the Subscriber from (a) association with an entity regulated by such commission, authority, agency, or officer, (b) engaging in the business of securities, insurance or banking or (c) engaging in savings association or credit union activities; or (ii) constitutes a final order based on a violation of any law or regulation that prohibits fraudulent, manipulative, or deceptive conduct entered within the past ten years;

d.	subject to an order of the SEC entered pursuant to section 15(b) or 15B(c) of the Securities Exchange Act of 1934 or section 203(e) or (f) of the Investment Advisers Act of 1940 that (i) suspends the Subscriber’s registration as a broker, dealer, municipal securities dealer or investment adviser; (ii) places limitations on the Subscriber’s activities, functions or operations of, or imposes civil money penalties on the Subscriber; or (iii) bars the Subscriber from being associated with any entity or from participating in the offering of any penny stock;

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e.	subject to any order of SEC entered within the prior five years that orders the Subscriber to cease and desist from committing or causing a violation or future violation of (i) any scienter-based anti-fraud provision of the federal securities laws or (ii) Section 5 of the Securities Act;

f.	suspension or expulsion from membership in, or suspension or bar from association with a member of, a registered national securities exchange or a registered national or affiliated securities association for any act or omission to act constituting conduct inconsistent with just and equitable principles of trade;

g.	having filed (as a registrant or issuer), or named as an underwriter in any registration statement or Regulation A offering statement filed with the SEC that, within the past five years, was the subject of a refusal order, stop order, or order suspending the Regulation A exemption, or is currently the subject of an investigation or proceeding to determine whether a stop order or suspension order should be issued; and

h.	was subject to a United States Postal Services (“USPS”) false representation order entered within the previous five years, or currently is subject to a temporary restraining order or preliminary injunction with respect to conduct alleged by the USPS to constitute a scheme or device for obtaining money or property through the mail by means of false representations.

4.	Information Provided by Subscriber.

4.1	The information that the Subscriber has furnished herein, including (without limitation) the information furnished by the Subscriber to the Company and the Advisor regarding whether Subscriber qualifies as a “qualified purchaser” as that term is defined in Rule 256 under Regulation A promulgated under the Securities Act, is correct and complete as of the date of this Agreement and will be correct and complete on the date, if any, that the Advisor accepts this Agreement. Further, the Subscriber shall immediately notify the Advisor of any change in any statement made herein prior to the Subscriber’s receipt of the Advisor’s acceptance of this Agreement, including, without limitation, Subscriber’s status as a “qualified purchaser.” The representations and warranties made by the Subscriber may be fully relied upon by the Company, and any other Elevate Money Party, and by any investigating party relying on them.

4.2	The Subscriber confirms that all information and documentation provided to the Company and the Advisor, including but not limited to all information regarding the Subscriber’s identity and source of funds to be invested in the Company, is true, correct and complete. The Subscriber is currently a bona fide resident of the state or jurisdiction set forth in the current address provided to the Company and the Advisor. The Subscriber has no present intention of becoming a resident of any other state or jurisdiction.

4.3	The representations, warranties, agreement, undertakings and acknowledgments made by the Subscriber in this Agreement will be relied upon by the Elevate Money Parties and counsel to the Advisor in determining, among other things, whether to admit the Subscriber to invest in the Company. The representations, warranties, agreements, undertakings and acknowledgments made by the Subscriber in this Agreement shall survive the Subscriber’s admission to invest in the Company. The Subscriber agrees to notify the Advisor immediately if any of the Subscriber’s representations, warranties and covenants contained in this Agreement become untrue or incomplete in any respect.

4.4	The Elevate Money Parties may rely conclusively upon and shall incur no liability in respect of any action taken upon any notice, consent, request, instructions or other instrument believed in good faith to be genuine or to be signed by properly authorized persons of the Subscriber.

4.5	The Subscriber acknowledges and asserts that, should Subscriber enter into an automatic investment plan with the Company whereby reoccurring payments are automatically withdrawn from Subscriber’s account at regularly scheduled intervals of time towards an investment in additional purchases of Shares, Subscriber will monitor and will immediately notify the Advisor in advance in the event that a regularly scheduled payment would cause Subscriber to exceed applicable “qualified purchaser” limits, as set forth in Regulation A of the Securities Act. The Company may send electronic notifications in advance of each regularly scheduled payment; however, the Subscriber hereby agrees that it will not rely on such electronic notifications as a reminder of Subscriber’s obligation to monitor and notify the Advisor in advance should a regularly scheduled payment cause Subscriber to exceed its applicable “qualified purchaser” limitations.

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5.	Rights to Use Subscriber Information.

5.1	The Subscriber agrees and consents that the Elevate Money Parties may obtain, hold, use, disclose and process the Subscriber’s data:

5.1.1	to facilitate the acceptance, management and administration of the Subscriber’s subscription for Shares, and any subsequent subscription agreement by the Subscriber, on an ongoing basis;

5.1.2	for any other specific purposes where the Subscriber has given specific consent to do so;

5.1.3	to carry out statistical analysis and market research;

5.1.4	to comply with legal or regulatory requirements applicable to the Company, the Advisor or the Subscriber, including, but not limited to, in connection with anti-money laundering and similar laws;

5.1.5	for disclosure or transfer to third parties, including the Subscriber’s financial adviser (where appropriate), regulatory bodies, auditors or technology providers to any of the Elevate Money Parties for the purposes specified above;

5.1.6	if the contents thereof are relevant to any issue in any action, suit or proceeding to which and of which the Elevate Money Parties are a party or by which they are or may be bound; and

5.1.7	for other legitimate business of the Elevate Money Parties.

5.2	The Subscriber agrees and consents to disclosure by the Elevate Money Parties to relevant third parties of information pertaining to the Subscriber in respect of disclosure and compliance policies or information requests related thereto.

5.3	The Subscriber authorizes the Elevate Money Parties and any of their agents to disclose the Subscriber’s nonpublic personal information to comply with regulatory and contractual requirements applicable to the Elevate Money Parties. Any such disclosure shall, to the fullest extent permitted by law, be permitted.

6.	Relationship Between Subscriber and the Elevate Money Parties.

6.1	Subscriber acknowledges and agrees that the purchase and sale of the Shares pursuant to this Agreement is an arms length transaction between the Subscriber and the Company. In connection with the purchase and sale of the Shares, neither the Company, the Advisor, nor any other Elevate Money Party is acting as the Subscriber’s agent or fiduciary. The Elevate Money Parties assume no advisory or fiduciary responsibility in connection with the Shares. The Elevate Money Parties have not provided Subscriber with any legal, accounting, regulatory or tax advice with respect to the Shares, and Subscriber has consulted its own respective legal, accounting, regulatory and tax advisers to the extent Subscriber deems appropriate.

7.	Transactions Posing Conflicts of Interest.

7.1	The Subscriber acknowledges and agrees that the directors of the Company who are affiliates (“Directors”) may review and approve or deny certain transactions including potential transactions with other Elevate Money Parties that may involve conflicts of interest between other Elevate Money Parties or their affiliates, on the one hand, and the Company or one of the Company’s subsidiaries, on the other hand. Subscriber authorizes the Directors to represent Subscriber’s interests and review on Subscriber’s behalf any transactions presented to the Directors for its review and to accept or reject any such transactions, as it determines appropriate in its sole discretion. Subscriber understands that the Directors will be unaffiliated with any Elevate Money Parties.

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7.2	The Subscriber acknowledges, authorizes and agrees that properties acquired by any Elevate Money Parties during the period prior to the Company’s commencement of operations may be purchased by the Company upon commencement of the Company’s operations without the review and approval of any Independent Directors (as defined in the Company’s Offering Circular). Subscriber hereby understands that the purchase of these properties may ordinarily require the approval of the Independent Directors; however, Subscriber is hereby consenting to their purchase in place of the Independent Directors and without the opportunity to review any information about the properties.

8.	The Company’s Relationship with the Advisor. The Company has entered into an agreement with the Advisor (the “Advisory Agreement”), to perform all Company operations services and general administrative tasks. The Subscriber acknowledges that it has read the descriptions of the services and the fees payable to the Advisor as set forth in the Subscriber Agreements.

8.2	The Advisor and each of its affiliates, managers, officers, employees, agents or stockholders or any of them is entitled to indemnification from the Company in respect of the execution of the Advisor’s duties under the Advisory Agreement except in the case of willful misconduct or gross negligence by the Advisor of its obligations under the Advisory Agreement.

8.3	The Advisor does not provide any investment advisory or management services to the Company and will not be in any way responsible for the Company’s performance. The Advisor makes no representations or warranties and is not responsible for the accuracy of the Offering Circular.

9.	Regulatory Limitations and Requirements.

9.1	The Subscriber understands that the Company has not been registered under the Investment Company Act of 1940, as amended. The Subscriber also understands and agrees that if, at any time, it is determined that the Company meets or could be deemed to meet the definition of an investment company, or is not in compliance with an exemption from registration as an investment company, the Advisor may take any corrective action it determines is appropriate, in its sole and absolute discretion, including (without limitation) mandatorily redeeming all or some of the investments made in the Company. The Subscriber understands the Subscriber is not a client of the Advisor based on its investment in the Company.

9.2	The Investor understands that he or she may be barred from participation in the Company if the Investor is (i) an employee benefit plan that is subject to the fiduciary responsibility standards and prohibited transaction restrictions of part 4 of Title I of U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) any plan to which Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) applies, (iii) a private investment fund or other entity whose assets are treated as “plan assets” for purposes of ERISA and Section 4975 of the Code or (iv) an insurance company, whose general account assets are treated as “plan assets” for purposes of ERISA and Section 4975 of the Code. The Investor has notified the Advisor if it falls into (i) — (iv) of this paragraph.

9.3	THE SUBSCRIBER REPRESENTS AND WARRANTS THAT IT WILL REVIEW AND CONFIRM THE INFORMATION PROVIDED ON AN INTERNAL REVENUE SERVICE (THE “IRS”) FORM W-9, WHICH WILL BE GENERATED AND PROVIDED TO THE COMPANY VIA THE SITE. THE SUBSCRIBER CERTIFIES THAT THE FORM W-9 INFORMATION CONTAINED IN THE EXECUTED COPY (OR COPIES) OF IRS FORM W-9 (AND ANY ACCOMPANYING REQUIRED DOCUMENTATION), AS APPLICABLE, WHEN SUBMITTED TO THE COMPANY WILL BE TRUE, CORRECT AND COMPLETE. THE SUBSCRIBER SHALL (I) PROMPTLY INFORM THE COMPANY OF ANY CHANGE IN SUCH INFORMATION, AND (II) FURNISH TO THE COMPANY A NEW PROPERLY COMPLETED AND EXECUTED FORM, CERTIFICATE OR ATTACHMENT, AS APPLICABLE, AS MAY BE REQUIRED UNDER THE INTERNAL REVENUE SERVICE INSTRUCTIONS TO SUCH FORMS FORM W-9, THE CODE OR ANY APPLICABLE TREASURY REGULATIONS OR AS MAY BE REQUESTED FROM TIME TO TIME BY THE COMPANY.

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9.4	*The Company’s intent is to comply with all applicable federal, state and local laws designed to combat money laundering and similar illegal activities, including the provisions of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “PATRIOT Act”). Subscriber hereby represents, covenants, and agrees that, to the best of Subscriber’s knowledge based on reasonable investigation:

9.4.1	None of the Subscriber’s funds tendered for the Purchase Price (whether payable in cash or otherwise) shall be derived from money laundering or similar activities deemed illegal under federal laws and regulations.

9.4.2	To the extent within the Subscriber’s control, none of the Subscriber’s funds tendered for the Purchase Price will cause the Company or the Advisor to be in violation of federal anti-money laundering laws, including (without limitation) the Bank Secrecy Act (31 U.S.C. 5311 et seq.), the United States Money Laundering Control Act of 1986 or the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, and/or any regulations promulgated thereunder.

9.4.3	When requested by the Advisor, the Subscriber will provide any and all additional information, and the Subscriber understands and agrees that the Company, the Advisor or any other Elevate Money Party may release confidential information about the Subscriber and, if applicable, any underlying beneficial owner or Related Person to U.S. regulators and law enforcement authorities, deemed reasonably necessary to ensure compliance with all applicable laws and regulations concerning money laundering and similar activities. The Advisor reserves the right to request any information as is necessary to verify the identity of the Subscriber and the source of any payment to the Company. In the event of delay or failure by the Subscriber to produce any information required for verification purposes, an investment by the Subscriber may be refused.

9.4.4	Neither the Subscriber, nor any person or entity controlled by, controlling or under common control with the Subscriber, any of the Subscriber’s beneficial owners, any person for whom the Subscriber is acting as agent or nominee in connection with this investment nor, in the case of a Subscriber which is an entity, any Related Person is:

a.	a Prohibited Investor;

b.	a Senior Foreign Political Figure, any member of a Senior Foreign Political Figure’s “immediate family,” which includes the figure’s parents, siblings, spouse, children and in-laws, or any Close Associate of a Senior Foreign Political Figure, or a person or entity resident in, or organized or chartered under, the laws of a Non-Cooperative Jurisdiction;

c.	a person or entity resident in, or organized or chartered under, the laws of a jurisdiction that has been designated by the U.S. Secretary of the Treasury under Section 311 or 312 of the PATRIOT Act as warranting special measures due to money laundering concerns; or Bank without a physical presence in any country, but does not include a regulated affiliate;

d.	a person or entity who gives Subscriber reason to believe that its funds originate from, or will be or have been routed through, an account maintained at a Foreign Shell Bank, an “offshore bank,” or a bank organized or chartered under the laws of a Non-Cooperative Jurisdiction.

9.4.5	The Subscriber hereby agrees to immediately notify the Advisor if the Subscriber knows, or has reason to suspect, that any of the representations in this Section 9.4 have become incorrect or if there is any change in the information affecting these representations and covenants.

9.4.6	The Subscriber agrees that, if at any time it is discovered that any of the foregoing anti-money laundering representations are incorrect, or if otherwise required by applicable laws or regulations, the Advisor may undertake appropriate actions, and the Subscriber agrees to cooperate with such actions, to ensure compliance with such laws or regulations, including, but not limited to segregation and/or redemption of the Subscriber’s interest in the Shares.

9.4.7	The Subscriber acknowledges and agrees that the Advisor may “freeze the account” of the Subscriber, including, but not limited to, by suspending distributions from the Company to which the Investor would otherwise be entitled, if necessary to comply with anti-money laundering statutes or regulations.

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9.4.8	The Subscriber acknowledges and agrees that the Advisor, in complying with anti-money laundering statutes, regulations and goals, may file voluntarily or as required by law suspicious activity reports (“SARs”) or any other information with governmental and law enforcement agencies that identify transactions and activities that the Advisor or any other Elevate Money Party or their agents reasonably determine to be suspicious, or is otherwise required by law. The Subscriber acknowledges that the Company and the Advisor are prohibited by law from disclosing to third parties, including the Subscriber, any filing or the substance of any SARs.

* For purposes of this Section 9.4:

“Close Associate of a Senior Foreign Political Figure” shall mean a person who is widely and publicly known internationally to maintain an unusually close relationship with the Senior Foreign Political Figure, and includes a person who is in a position to conduct substantial domestic and international financial transactions on behalf of the Senior Foreign Political Figure;

“Non-Cooperative Jurisdiction” shall mean any foreign country that has been designated as noncooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Task Force on Money Laundering, of which the U.S. is a member and with which designation the U.S. representative to the group or organization continues to concur;

“Prohibited Investor” shall mean a person or entity whose name appears on (i) the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Office of Foreign Assets Control; (ii) other lists of prohibited persons and entities as may be mandated by applicable law or regulation; or (iii) such other lists of prohibited persons and entities as may be provided to the Company in connection therewith;

“Related Person” shall mean, with respect to any entity, any interest holder, director, senior officer, trustee, beneficiary or grantor of such entity; provided that in the case of an entity that is a publicly traded company or a tax qualified pension or retirement plan in which at least 100 employees participate that is maintained by an employer that is organized in the U.S. or is a U.S. government entity, the term “Related Person” shall exclude any interest holder holding less than 5% of any class of securities of such publicly traded company and beneficiaries of such plan;

“Senior Foreign Political Figure” shall mean a senior official in the executive, legislative, administrative, military or judicial branches of a foreign government (whether elected or not), a senior official of a major foreign political party, or a senior executive of a foreign government-owned corporation. In addition, a Senior Foreign Political Figure includes any corporation, business or other entity that has been formed by, or for the benefit of, a Senior Foreign Political Figure.

“Foreign Bank” shall mean an organization that (i) is organized under the laws of a foreign country, (ii) engages in the business of banking, (iii) is recognized as a bank by the bank supervisory or monetary authority of the country of its organization or principal banking operations, (iv) receives deposits to a substantial extent in the regular course of its business, and (v) has the power to accept demand deposits, but does not include the U.S. branches or agencies of a foreign bank; and “Foreign Shell Bank” shall mean a Foreign Bank without a presence in any country.

10.	Tax Requirements.

10.1	The Subscriber acknowledges and agrees that, pursuant to the terms of the Subscriber Agreements, the Subscriber generally cannot own, or be deemed to own by virtue of certain attribution provisions of the Code and as set forth in the Subscriber Agreements, either more than 9.8% in value or in number of the Company’s Shares, whichever is more restrictive, or more than 9.8% in value or in number of the Company’s shares, whichever is more restrictive. The Subscriber Agreements will include additional restrictions on ownership, including ownership that would result in (i) the Company being “closely held” within the meaning of Section 856(h) of the Code, (ii) the Company failing to qualify as a REIT or (iii) the Company’s shares being beneficially owned by fewer than 100 persons (as determined under Section 856(a)(5) of the Code). The Subscriber also acknowledges and agrees that, pursuant to the terms of the Operating Agreement, the Subscriber’s ownership of the Company’s Shares cannot cause any other person to violate the foregoing limitations on ownership. The Subscriber understands that no state or federal authority has scrutinized this Agreement or the Shares offered pursuant hereto, has made any finding or determination relating to the fairness for investment of the Shares, or has recommended or endorsed the Shares, and that the Shares have not been registered under the Securities Act or any state securities laws, in reliance upon exemptions from registration thereunder.

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10.2	The Subscriber confirms that the Subscriber has been advised to consult with the Subscriber’s independent attorney regarding legal matters concerning the Company and to consult with independent tax advisers regarding the tax consequences of investing in the Company. The Subscriber acknowledges that Subscriber has received a copy of the Offering Circular including, but not limited to, U.S. Federal Income Tax Considerations, regarding certain tax consequences of investing in the Company, subject to adoption of new laws or regulations or amendments to existing laws or regulations. The Subscriber acknowledges and agrees that none of the Elevate Money Parties are providing any warranty or assurance regarding the tax consequences to the Subscriber by reason of the Purchase.

11.	Consent to Electronic Delivery of Notices, Disclosures and Forms.

11.1	The Subscriber understands that, to the fullest extent permitted by law, any notices, disclosures, forms, privacy statements, reports or other communications (collectively, “Communications”) regarding the Company, the Subscriber’s investment in the Company and the Shares (including annual and other updates and tax documents) may be delivered by electronic means, such as by e-mail. The Subscriber hereby consents to electronic delivery as described in the preceding sentence. In so consenting, the Subscriber acknowledges that e-mail messages are not secure and may contain computer viruses or other defects, may not be accurately replicated on other systems or may be intercepted, deleted or interfered with, with or without the knowledge of the sender or the intended recipient. The Subscriber also acknowledges that an e-mail from the Elevate Money Parties may be accessed by recipients other than the Subscriber and may be interfered with, may contain computer viruses or other defects and may not be successfully replicated on other systems. No Elevate Money Party gives any warranties in relation to these matters. The Subscriber further understands and agrees to each of the following:

11.1.1	Other than with respect to tax documents in the case of an election to receive paper versions, none of the Elevate Money Parties will be under any obligation to provide the Subscriber with paper versions of any Communications.

11.1.2	Electronic Communications may be provided to the Subscriber via e-mail or a website of a Elevate Money Party upon written notice of such website’s internet address to such Subscriber. In order to view and retain the Communications, the Subscriber’s computer hardware and software must, at a minimum, be capable of accessing the Internet, with connectivity to an internet service provider or any other capable communications medium, and with software capable of viewing and printing a portable document format (PDF) file created by Adobe Acrobat. Further, the Subscriber must have a personal e-mail address capable of sending and receiving e-mail messages to and from the Elevate Money Parties. To print the documents, the Subscriber will need access to a printer compatible with his or her hardware and the required software.

11.1.3	If these software or hardware requirements change in the future, a Elevate Money Party will notify the Subscriber through the Site or other written notification.

11.1.4	To facilitate these services, the Subscriber must provide the Company with his or her current e-mail address and update that information as necessary. Unless otherwise required by law, the Subscriber will be deemed to have received any electronic Communications that are sent to the most current e-mail address that the Subscriber has provided to the Company in writing.

11.1.5	None of the Elevate Money Parties will assume liability for non-receipt of notification of the availability of electronic Communications in the event the Subscriber’s e-mail address on file is invalid; the Subscriber’s e-mail or Internet service provider filters the notification as “spam” or “junk mail”; there is a malfunction in the Subscriber’s computer, browser, internet service or software; or for other reasons beyond the control of the Elevate Money Parties.

11.2	Solely with respect to the provision of tax documents by a Elevate Money Party, the Subscriber agrees to each of the following:

11.2.1	If the Subscriber does not consent to receive tax documents electronically, a paper copy will be provided.

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11.2.2	The Subscriber’s consent to receive tax documents electronically continues for every tax year of the Company until the Subscriber withdraws its consent by notifying the Advisor in writing.

12.	Bankruptcy.

12.1	In the event that the Subscriber files or enters bankruptcy, insolvency or other similar proceeding, Subscriber agrees to use the best efforts possible to avoid any Elevate Money Parties being named as a party or otherwise involved in the bankruptcy proceeding. Furthermore, this Agreement should be interpreted so as to prevent, to the maximum extent permitted by applicable law, any bankruptcy trustee, receiver or debtor-in-possession from asserting, requiring or seeking that (i) Subscriber be allowed to return the Shares to the Company for a refund or (ii) the Company being mandated or ordered to redeem or withdraw Shares held or owned by Subscriber.

13.	Power of Attorney.

13.1	The Subscriber hereby appoints the Advisor as the Subscriber’s true and lawful representative and attorney-in-fact, in the Subscriber’s name, place and stead to make, execute, sign, acknowledge and swear to any and all instruments, certificates and other documents that may be deemed necessary or desirable to effect the winding-up and termination of the Company (including a Certificate of Dissolution); and any business certificate, fictitious name certificate, related amendment or other instrument or document of any kind necessary or desirable to accomplish the Company’s business, purpose and objectives or required by any applicable U.S., state, local or other law.

13.2	This power of attorney is coupled with an interest, is irrevocable, and shall survive and shall not be affected by the subsequent death, disability, incompetency, termination, bankruptcy, insolvency or dissolution of the Subscriber. The Subscriber hereby waives any and all defenses that may be available to contest, negate or disaffirm the actions of the Advisor taken in good faith under or in reliance upon this power of attorney.

14.	Additional Information and Subsequent Changes in the Foregoing Representations, Warranties and Covenants.

14.1	The Subscriber agrees to provide any additional documentation the Company, the Advisor may reasonably request, including documentation as may be required by the Company, the Advisor to form a reasonable basis that the Subscriber qualifies as a “qualified purchaser” as that term is defined in Regulation A promulgated under the Securities Act, or as may be required by the securities administrators or regulators of any state, to confirm that the Subscriber meets any applicable minimum financial suitability standards and has satisfied any applicable maximum investment limits.

14.2	Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of each of the parties hereto.

14.3	The parties agree to execute and deliver such further documents and information as may be reasonably required in order to effectuate the purposes of this Agreement.

14.4	The Subscriber acknowledges and agrees that it will provide additional information or take such other actions as may be necessary or advisable for the Elevate Money Parties (in the sole and absolute judgment of such party or parties) (in its sole and absolute discretion) to comply with any disclosure and compliance policies, related legal process or appropriate requests (whether formal or informal), tax reporting and/or withholding requirements or otherwise.

15.	Miscellaneous Provisions.

15.1	E-Mail Communications. All notices and communications to be given or otherwise made to the Subscriber shall be deemed to be sufficient if sent by e-mail to such address provided by the Subscriber via the Site. Unless otherwise specified in this Agreement, Subscriber shall send all notices or other communications required to be given hereunder to the Company or the Advisor via e-mail at elevate.money. Any such notice or communication shall be deemed to have been delivered and received on the first business day following that on which the e-mail has been sent (assuming that there is no error in delivery). As used in this Section 15.1, “business day” shall mean any day other than a day on which banking institutions in the State of California are legally closed for business.

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15.2	Assignability. This Agreement, or the rights, obligations or interests of the Subscriber hereunder, may not be assigned, transferred or delegated without the prior written consent of the Advisor. Any such assignment, transfer or delegation in violation of this Section 15.2 shall be null and void.

15.3	Severability. If any provision of this Agreement is invalid or unenforceable under any applicable law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such applicable law. Any provision hereof that may be held invalid or unenforceable under any applicable law shall not affect the validity or enforceability of any other provisions hereof, and to this extent the provisions hereof shall be severable.

15.4	Entire Agreement. This Agreement (including the exhibits and schedules attached hereto) and the documents referred to herein (including without limitation the Shares) constitute the entire agreement among the parties and shall constitute the sole documents setting forth terms and conditions of the Subscriber’s contractual relationship with the Company with regard to the matters set forth herein. This Agreement supersedes any and all prior or contemporaneous communications, whether oral, written or electronic, between the Company and the Subscriber.

15.5	Third-Party Beneficiaries. The parties hereby designate the Advisor as a third-party beneficiary of Sections 5.1, 11.1, 14.1 and 14.4 of this Agreement. The parties acknowledge that there are no other third-party beneficiaries of this Agreement, except for any affiliates of the Company that may be involved in the issuance or servicing of Shares on the Site, which the parties expressly agree shall be third-party beneficiaries hereof.

15.6	Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

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IN WITNESS WHEREOF, the Subscriber, or its duly authorized representative(s), has hereby executed and delivered this Agreement, and executed and delivered herewith the Purchase Price, as of the date set forth above.

Subscriber(s)/Investor(s) Signature(s):

A.	INDIVIDUAL INVESTOR, JOINT TENANTS, TENANTS IN COMMON OR COMMUNITY PROPERTY

Signature — Subscriber/Investor 1	Signature — Subscriber/Investor 2

B.	FOR OTHER SUBSCRIBERS/INVESTORS (PENSION PLAN, IRA, CORPORATION, PARTNERSHIP, LLC, TRUST, etc.)

Print Name of Entity (Subscriber/Investor)

Print Name of Authorized
Representative	By:

Title

Signature (Representative)

You have the right to rescind this sale and receive a return of your subscription in full, without interest, within five days of the date you receive a copy of the Company’s Offering Circular.

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If US mail payment method is being selected on the payment web page: A printed copy, properly signed, of this Subscription Agreement and the Investment Form above together with payment for the Shares purchased (check payable to “Future of Housing Fund, Inc.”) must be mailed to:

Future of Housing Fund, Inc.

4600 Campus Drive

Suite 201

Newport Beach, California 92660

Submit questions or comments to elevate.money or call (949) 275-2658.

AGREED AND ACCEPTED BY

THE COMPANY:

Future of Housing Fund, Inc.

By:

David Perduk, Chief Executive Officer

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